UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 13, 2009

ALPHAMETRIX MANAGED FUTURES LLC (ASPECT SERIES)
(Exact name of registrant as specified in its charter)

Delaware	000-52192	03-0607985
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

c/o ALPHAMETRIX, LLC
181 West Madison St.
Suite 3825
Chicago, Illinois 60602
(Address of principal executive offices)

Registrant’s telephone number, including area code: (312) 267-8400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

Advisory Agreement with Aspect Capital Limited

AlphaMetrix, sponsor of the Registrant, AlphaMetrix Aspect Fund – MT0001 (the “Master Fund”), a wholly-owned subsidiary of the Registrant through which the Registrant intends to carry out its investment activities, and Aspect Capital Limited (“Aspect” or the “Trading Advisor”) entered into an Amended and Restated Advisory Agreement (the “Advisory Agreement”) dated as of October 13, 2009, attached hereto as Exhibit 10.1 and incorporated by reference herein.

Under the Advisory Agreement, Aspect, AlphaMetrix and the Master Fund have agreed that Trading Advisor may, on behalf of the Master Fund, execute transactions in various futures instruments on either a principal or an agency basis, with or through affiliates of AlphaMetrix or third parties. This limited authority granted the Trading Advisor is a continuing power and shall continue in effect with respect to the Trading Advisor until terminated pursuant to the Advisory Agreement.

The Advisory Agreement will be effective until March 31, 2010 (unless sooner terminated) and will be renewed automatically for additional one-year terms unless terminated. The Advisory Agreement may be terminated at any time at the election of AlphaMetrix in its sole discretion upon at least one business day's prior written notice to the Trading Advisor. The Trading Advisor has the right to terminate the Advisory Agreement at any time upon ten business days' written notice to the Master Fund and AlphaMetrix in the event (i) of the receipt by the Trading Advisor of an opinion of independent counsel satisfactory to the Trading Advisor and the Master Fund that by reason of the Trading Advisor's activities with respect to the Master Fund, it is required to register as an investment adviser under the Investment Advisers Act of 1940, as amended and it is not so registered (please note that the Trading Advisor is currently registered as an investment adviser under the Investment Advisers Act of 1940, as amended), or under the laws of any state and it is not so registered; (ii) that the registration of AlphaMetrix as a commodity pool operator under the CEA, or its NFA membership in such capacity, is revoked, suspended, terminated or not renewed; (iii) AlphaMetrix imposes additional trading limitation(s) pursuant to Section 1 of the Advisory Agreement which the Trading Advisor does not agree to follow in its management of the Master Fund, or AlphaMetrix overrides trading instructions of the Trading Advisor or does not consent to a material change to the program requested by the Trading Advisor; (iv) AlphaMetrix elects (pursuant to Section 1 of the Advisory Agreement) to have the Trading Advisor use a different program in the Trading Advisor's management of the Master Fund's assets from that which the Trading Advisor is then using to manage such assets and the Trading Advisor objects to using such different program; (v) there is an unauthorized assignment of the Advisory Agreement by the Master Fund or AlphaMetrix; (vi) there is a material breach of the Advisory Agreement by the Master Fund and/or AlphaMetrix after giving written notice to AlphaMetrix which identifies such breach and such material breach has not been cured within ten business days following receipt of such notice by AlphaMetrix; or (vii) other good cause is shown and the written consent of AlphaMetrix is obtained (which shall not be unreasonably withheld or delayed).  Aspect may also terminate for any reason on 30 days’ prior written notice.  In the case of such a termination, Aspect shall use its reasonable endeavors to ensure an orderly liquidation of the Registrant’s trading positions.

The Advisory Agreement provides that the Trading Advisor and its affiliates and each of their officers, employees, directors, shareholders and controlling persons ("Trading Advisor Affiliates") shall have no liability to AlphaMetrix, the Series, the Master Fund or to any Members, and shall be indemnified by the Master Fund against, any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage or expense and reasonable counsel fees incurred in connection therewith), for conduct undertaken as a trading advisor to the Master Fund or otherwise relating to any action or omission of such party (or alleged action or omission) in connection with the Advisory Agreement; provided that, such action or omission (or alleged action or omission) does not constitute gross negligence, willful misconduct or breach of the Advisory Agreement or any duty owed by the Trading Advisor to the Master Fund and was done in a manner reasonably believed to be in, or not opposed to, the best interests of the Master Fund. This indemnity will not increase the liability of shall not increase the liability of each of the Aspect Series and the Aspect CS Series beyond the amount of its capital and profits (exclusive of distributions or other returns of capital, including redemptions), if any, in the Master Fund.  shall not increase the liability of each of the Aspect Series and the Aspect CS Series beyond the amount of its capital and profits (exclusive of distributions or other returns of capital, including redemptions), if any, in the Trading Fund.

The above descriptions of the material contracts of the Registrant are qualified in their entirety by reference to the copies of such agreements filed herewith as Exhibits and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Title
10.1	Amended and Restated Investment Advisory Agreement.

SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 16, 2008

ALPHAMETRIX MANAGED FUTURES LLC (ASPECT SERIES)

By:	AlphaMetrix, LLC, Manager

By:	/s/ Aleks Kins
Name:	Aleks Kins
Title:	President and Chief Executive Officer